MEDirect Latino
LLEVANDOLE SALUD A SU HQGAR!

FOR IMMEDIATE RELEASE Monday, December 11, 2006

SOURCE: MEDirect Latino Inc. 9:15 AM Eastern Time

MEDIRECT LATINO INC. ANNOUNCES CLOSING OF $8,250,000 INSTITUTIONAL FINANCING

GRANITE CREEK PARTNERS, L.L.C. OF CHICAGO AND ST. CLOUD CAPITAL PARTNERS, L.P. OF LOS ANGELES LEAD THE INSTITUTIONAL FINANCING

POMPANO BEACH, FLORIDA -December 11, 2006 -- MEDirect Latino Inc. (OTC: MLTO) (www.medirectlatino.org), the first national provider of direct-to-consumer Medicare reimbursed medical products focused exclusively on chronic diseases afflicting the Hispanic community, announced today that it had completed a $8,250,000 secured convertible promissory note financing with Granite Creek FlexCap I, L.P. of Chicago, Illinois, St. Cloud Capital Partners, L.P. of Los Angeles, California and additional private investors.

The Company announced that the funding proceeds totaling $8,250,000 would be utilized primarily for increased marketing and media expenditures, additional inventory and the repayment of certain short term loans.

ABOUT MEDIRECT LATINO:

MEDirect Latino (OTC: MLTO) (www.medirectlatino.org) is the first national provider of direct-to-consumer Medicare reimbursed medical products focused exclusively on chronic diseases afflicting the Hispanic community. MEDirect Latino is rapidly growing and uniquely positioned to service the Hispanic community in the United States and Puerto Rico. MEDirect is the only company currently positioned to serve the U.S. Hispanic healthcare market as a direct-to-consumer Medicare provider on an authentically national level. Type II diabetes was targeted because of its unique status within the Medicare reimbursement regime and due to its high degree of correlation to other chronic conditions such as high blood pressure and heart disease. These and other conditions represent considerable future market potential, MEDirect will scale its model by leveraging its existing client base and infrastructure in introducing new products and services to existing customers as they are identified.

ABOUT GRANITE CREEK FLEXCAP I, L.P.:

Granite Creek FlexCap I, L.P. managed by Granite Creek Partners, L.L.C. of Chicago, Illinois, is a private investment fund that provides capital to small businesses. The Fund seeks to make investments in the debt or equity of fundamentally strong companies that operate in niche sectors, compete in out-of-favor industries, have endured failed intermediary engagements, or seek non-bankable securities. Granite Creek's capital is generally used to effect change of control, lead the recapitalization of a balance sheet, serve as growth equity, or facilitate an acquisition. For more information on Granite Creek Partners, L.L.C., please visit www.granitecreek.com.

ABOUT ST. CLOUD CAPITAL PARTNERS L.P:

St. Cloud Capital is a Los Angeles-based private equity firm that provides growth capital to the lower middle market (companies that typically fall below the radar screen of Wall Street with annual revenues between $10 million and $100 million) throughout North America. St. Cloud invests in public and private companies across a wide range of industries in every layer of the capital structure, including senior secured debt, subordinated debt, and preferred and common stock. St. Cloud's investment discipline includes control and non-control investments, and in each case involves partnering with a strong existing management team or experienced industry entrepreneur. With over 100 years of relevant business and investment experience, St. Cloud's principals can move quickly to provide customized investment structures that fit the specific needs and resources of each company. For more information please visit www.stcloudcapital.com.

Safe Harbor Disclosure: This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.

SOURCE:
MEDirect Latino Inc.

2101 West Atlantic Blvd, Suite 101
Pompano Beach, Florida 33069
Jacqueline Gogin
(954) 321-3540